EXHIBIT 99.1

Jan. 29, 2004

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin or Jennifer Rosser
(713) 507-6466

DYNEGY ANNOUNCES YEAR-END AND FOURTH QUARTER 2003 RESULTS

•	Company reports net loss of $364 million for 2003, which includes:

o    $190 million in goodwill and asset impairments

o    $247 million loss associated with the ongoing exit of customer risk management and discontinued operations

o    $96 million in net benefits related to the adoption of new accounting principles, the release of a deferred tax capital gains allowance and asset sales

•	Year marked by successful self-restructuring and refinancing initiatives:

o    Debt and other obligations down by approximately $1.5 billion

o    Total collateral down by $734 million

o    Liquidity at year end remains strong at approximately $1.4 billion

HOUSTON (Jan. 29, 2004) – Dynegy Inc. (NYSE: DYN) today announced a net loss of $364 million for 2003, which includes a net loss of $226 million for the fourth quarter 2003. After eliminating the impact of the company’s customer risk management business, its discontinued operations and the impact of adopting new accounting principles, which totaled $207 million for the year and $48 million for the fourth quarter 2003, net losses were $157 million for the year and $178 million for the fourth quarter. These results reflect the company’s power generation, natural gas liquids and regulated energy delivery businesses, combined with corporate-level expenses.

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DYNEGY ANNOUNCES YEAR-END AND

FOURTH QUARTER 2003 RESULTS

Included in the fourth quarter loss of $178 million were the following after-tax charges and benefits:

•	$153 million impairment of goodwill associated with Illinois Power;
•	$16 million impairment of certain qualifying facilities (QFs);
•	$13 million charge for West Coast Power, representing the company’s 50 percent share of a goodwill impairment;
•	$8 million impairment of the company’s minority investment in a fractionator located in the Texas Gulf Coast region;
•	$37 million benefit associated with the release of a deferred tax capital gains valuation allowance; and
•	$10 million benefit associated with a development milestone payment received related to the previous sale of the Hackberry LNG project.

Fourth quarter results for the company’s customer risk management business were impacted by a $22 million after-tax charge associated with the previously announced termination of the Batesville tolling arrangement. The company also recorded a $15 million after-tax charge in the fourth quarter associated with the adoption of a new accounting principle.

“Our overall objective of the past year was to restructure Dynegy to be a financially sound, operationally focused company,” said Bruce A. Williamson, president and chief executive officer of Dynegy Inc. “The progress we made in reducing our debt and other obligations, decreasing our collateral postings, maintaining a strong liquidity position and operating our assets safely and reliably will serve as a foundation for further self-restructuring efforts. It will also provide us a platform for earnings and growth opportunities as recoveries in the U.S. economy and power markets occur.”

Year-end Business Segment Results

For purposes of this news release, the commodity pricing forecasts referred to below represent the assumptions provided by the company on Jan. 7, 2003. Year-end results for the company’s business segments are as follows:

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DYNEGY ANNOUNCES YEAR-END AND

FOURTH QUARTER 2003 RESULTS

Power Generation

Earnings before interest and taxes (EBIT) from the power generation business was $350 million for the year ended 2003. This segment benefited from strong operational performance in a commodity price environment that, while better than planned, was still relatively weak given the general overcapacity in the markets served by Dynegy. Results were partially offset by $46 million in impairments of certain QFs and the company’s 50 percent share of West Coast Power goodwill. The average realized on-peak power price was $45.64 versus the company’s forecasted price of $36.75. Dynegy Midwest Generation set an all-time production record in 2003, generating 21 million net megawatt-hours of electricity with a capacity factor of 68 percent from the company’s major coal-fired units. For the year ended 2003, cash flow from operations was approximately $425 million, while capital expenditures were approximately $155 million. After including proceeds from asset sales of approximately $50 million, free cash flow for the power generation segment was $320 million.

Natural Gas Liquids

EBIT from the natural gas liquids business was $149 million for the year ended 2003. This segment’s performance benefited from higher commodity prices, with an average monthly Henry Hub natural gas price of $5.38 per MMBtu versus the company’s forecasted price of $4.11; an average crude oil price of $31.01 per barrel versus the company’s forecasted price of $27; and an average natural gas liquids price of $0.55 per gallon versus the company’s forecasted price of $0.47. The $25 million gain on the sale of the Hackberry LNG project more than offset a $12 million impairment associated with the investment in a fractionator located in the Texas Gulf Coast region. During 2003, this segment continued its aggressive efforts to shift its contract structure toward fee-based arrangements. As a result, the natural gas liquids segment has 97 percent of its contracted volumes structured as percentage-of-proceeds, percentage-of-liquids or fee-based, versus 85 percent at the start of

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DYNEGY ANNOUNCES YEAR-END AND

FOURTH QUARTER 2003 RESULTS

the year. For the year ended 2003, cash flow from operations was approximately $185 million, while capital expenditures were approximately $50 million. After including proceeds from asset sales of approximately $30 million, free cash flow for the natural gas liquids segment was $165 million.

Regulated Energy Delivery

EBIT from the regulated energy delivery business was $43 million for the year ended 2003. Dynegy’s third quarter 2003 Form 10-Q disclosed the company’s intent to take a goodwill impairment to reflect the fair value of its regulated energy delivery business. This impairment, taken in the fourth quarter, was $153 million. The segment’s results also reflected unseasonably cool summer weather resulting in lower electricity sales and the full annual impact of the residential rate reduction that began on May 1, 2002. The segment delivered total electricity of 18,601 million kilowatt-hours in 2003 versus 19,144 million kilowatt-hours in 2002. Total natural gas delivered for the year was 778 million therms, compared to 773 million therms in 2002. For the year ended 2003, cash flow from operations was approximately $70 million, excluding intercompany payments to and from Dynegy, with capital expenditures of approximately $125 million.

As previously announced, Dynegy is engaged in exclusive discussions with Ameren Corp. related to a possible sale of Illinois Power.

Customer Risk Management

The loss before interest and taxes for the customer risk management business totaled $343 million for the year ended 2003. This largely resulted from capacity payments in excess of realized margins on the company’s power tolling arrangements, a $121 million pre-tax mark-to-market loss on contracts associated with the Sithe power tolling arrangement and power tolling and other contract settlements that include the following losses:

•	$133 million pre-tax loss on the Southern tolling settlement;
•	$34 million pre-tax loss on the Batesville tolling settlement; and
•	$30 million pre-tax loss on the Kroger contract settlement.

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DYNEGY ANNOUNCES YEAR-END AND

FOURTH QUARTER 2003 RESULTS

Offsetting these charges were a $43 million benefit associated with the adoption of new accounting principles and a $61 million benefit included in operating income associated with the sale of natural gas from storage.

The company’s customer risk management business, including obligations associated with its four remaining power tolling arrangements and related gas transport arrangements, will continue to negatively affect its consolidated results of operations and cash flows until the related obligations have been satisfied or restructured. At year-end 2003, collateral related to customer risk management was approximately $120 million, down from $806 million at year-end 2002.

Corporate and Other

In corporate and other, which includes general and administrative expenses, interest expenses, income taxes and depreciation and amortization, the company recorded a $237 million loss before interest and taxes for the year ended 2003. This loss included a $50 million pre-tax charge for a legal reserve recorded in the second quarter 2003. The interest expense of $509 million included the acceleration of $24 million of deferred financing costs and the settlement value of the associated interest rate hedging instruments relating to the April and August debt refinancings, as well as the October follow-on debt offering. The tax benefit from continuing operations for the period was $198 million. Taxes for the period included a $33 million benefit primarily associated with the release of a deferred tax capital gains valuation allowance.

Liquidity

At year-end 2003, Dynegy’s liquidity was approximately $1.4 billion. This consisted of $477 million in cash and $1.1 billion in revolving bank credit, reduced by $188 million in letters of credit posted against that line of credit. There were no drawn amounts under the company’s revolving credit facility. Total collateral posted at year end, including cash and letters of credit, was approximately $480 million, down from $612 million on Sept. 30, 2003.

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DYNEGY ANNOUNCES YEAR-END AND

FOURTH QUARTER 2003 RESULTS

Cash Flow

Operating cash flow, including working capital changes, for the year ended 2003 was approximately $875 million. This consisted of approximately $680 million from the power generation, natural gas liquids and regulated energy delivery businesses, and approximately $195 million from the customer risk management business, net of corporate-level expenses and cash outflows from the company’s former communications business. Operating cash flow was favorably impacted by the results of the company’s operating segments, the wind-down of the customer risk management business, including the return of collateral and prepayments, and the receipt of a $110 million federal income tax refund associated with the carryback of 2002 losses against prior year earnings.

Additionally, the company is substituting more cash as collateral with certain high-credit quality counterparties than letters of credit from its revolving credit facility. As a result, the company is reducing letter of credit fees relative to cash interest income.

Investing cash flow uses for 2003 totaled approximately $265 million. This consisted of approximately $335 million in capital expenditures in the company’s operating businesses offset by approximately $70 million in proceeds from asset sales.

2004 Guidance Estimate

For 2004, Dynegy is estimating a reported net loss of $140 to $110 million, or ($0.37) to ($0.29) per share. Unlike 2003, when the company’s earnings guidance focused only on its ongoing asset-based energy businesses, the 2004 guidance estimate is provided as a guide for forecasted 2004 consolidated financial results on an as-reported GAAP basis and compares to the $364 million net loss reported for 2003.

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DYNEGY ANNOUNCES YEAR-END AND

FOURTH QUARTER 2003 RESULTS

This estimate assumes commodity prices and volumes similar to 2003 and includes the following estimates by segment for earnings before interest, taxes, depreciation and amortization (EBITDA):

•	$460 to $470 million from power generation;
•	$260 to $270 million from natural gas liquids;
•	$310 to $320 million from regulated energy delivery;
•	a loss of $140 to $130 million from customer risk management; and
•	a loss of $130 to $120 million from corporate and other.

The EBITDA estimate for the power generation segment reflects an anticipated non-cash impairment of the company’s investment in West Coast Power, which results primarily from the scheduled expiration of West Coast Power’s sales contract with the California Department of Water Resources at year-end 2004. Additionally, the EBITDA estimates for the power generation and natural gas liquids segments include the previously announced sales of minority interests in domestic and international generation projects, as well as sales of selected natural gas liquids investments.

Other key components of the company’s 2004 earnings estimate include:

•	approximately $435 million of depreciation expense;
•	approximately $545 million of interest expense; and
•	a 37 percent tax rate.

The company also estimates its 2004 cash flows as follows:

•	$180 to $215 million in operating cash flows, including $840 to $865 million from the operating segments and a use of $660 to $650 million from the customer risk management and corporate and other segments;
•	approximately $375 million of capital expenditures;
•	$255 to $270 million of anticipated asset sale proceeds; and
•	$60 to $110 million of free cash flow.

While the company has made substantial progress in its self-restructuring efforts, Dynegy anticipates continued restructuring in 2004, although not at last year’s level. Any charges that may result from this continued restructuring activity, including charges relating to potential litigation or toll settlements or the impact of a potential sale of Illinois Power, are not reflected in the company’s 2004 earnings estimates.

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DYNEGY ANNOUNCES YEAR-END AND

FOURTH QUARTER 2003 RESULTS

Investor Conference Call/Webcast

Dynegy will discuss its results, liquidity and 2004 guidance estimates and assumptions during an investor conference call today at 9 a.m. EST/8 a.m. CST. Participants may access the webcast and the related presentation materials on the “News & Financials” section of www.dynegy.com.

About Dynegy Inc.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling approximately 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the ongoing effects of Dynegy’s customer risk management business and Dynegy’s targeted earnings for 2004. Historically, Dynegy’s performance has deviated, in some cases materially, from its targets as of the beginning of the year, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these targets on a quarterly basis, it does not intend to update these targets during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide quarterly updates only after it has closed the books and reported the results for a particular quarter. Some of the key factors that could cause actual results to vary materially from those targeted, expected or implied include: changes in commodity prices, particularly for power, natural gas and natural gas liquids; the effects of competition on Dynegy’s results of operations; the effects of weather on Dynegy’s asset-based businesses and the demand for their products and services; Dynegy’s ability to successfully execute its exit from the customer risk management business and the costs associated with this exit; Dynegy’s ability to successfully consummate the asset sales that have been identified on the terms and in the timeframes anticipated; the outcome of Dynegy’s exclusive discussions with Ameren Corp. related to a possible sale of Illinois Power; Dynegy’s ability to operate its businesses efficiently and within the confines of the company’s reduced capital spending program; Dynegy’s ability to address its substantial leverage, including the scheduled February 2005 maturity of its $1.1 billion revolving credit facility; increased interest costs associated with Dynegy’s restructured bank credit facilities and recently completed refinancing transactions; operational factors affecting Dynegy’s assets, including blackouts or other unscheduled outages; Dynegy’s ability to achieve the cost savings targets associated with its ongoing initiatives; and uncertainties regarding environmental regulations and litigation and other legal or regulatory developments affecting Dynegy’s businesses, including litigation relating to the western power and natural gas markets, shareholder claims and master netting agreement matters, as well as the ongoing regulatory investigations primarily relating to Project Alpha and Dynegy’s past trading practices. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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DYNEGY INC.

REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues	$1,456	$1,259	$5,787	$5,326
Cost of sales, exclusive of depreciation shown separately below	(1,242)	(1,119)	(5,054)	(4,596)
Depreciation and amortization expense	(114)	(158)	(454)	(466)
Impairment and other charges	(166)	(123)	(160)	(1,087)
Gain (loss) on sale of assets	14	(3)	29	7
General and administrative expenses	(80)	(63)	(366)	(325)

Operating loss	(132)	(207)	(218)	(1,141)
Earnings (losses) from unconsolidated investments	(18)	(14)	124	(80)
Interest expense	(145)	(84)	(509)	(297)
Accumulated distributions associated with trust preferred securities	—	(2)	(8)	(12)
Other income and expense, net	8	(24)	28	(95)

Loss from continuing operations before income taxes	(287)	(331)	(583)	(1,625)
Income tax benefit	89	107	198	276

Loss from continuing operations	(198)	(224)	(385)	(1,349)
Loss on discontinued operations, net of tax	(13)	(54)	(19)	(1,154)
Cumulative effect of change in accounting principles, net of tax	(15)	—	40	(234)

Net loss	$(226)	$(278)	$(364)	$(2,737)

Less: Preferred stock dividends (gain)	5	82	(1,013)	330

Net income (loss) applicable to common stockholders	$(231)	$(360)	$649	$(3,067)

Earnings (loss) before interest and taxes (“EBIT”) (1)	$(177)	$(355)	$(38)	$(3,065)
Basic earnings (loss) per share:
Earnings (loss) from continuing operations (2)	$(0.54)	$(0.83)	$1.68	$(4.59)
Loss on discontinued operations	(0.04)	(0.15)	(0.05)	(3.15)
Cumulative effect of change in accounting principles	(0.04)	—	0.11	(0.64)

Basic earnings (loss) per share	$(0.62)	$(0.98)	$1.74	$(8.38)

Diluted earnings (loss) per share:
Income (loss) from continuing operations (2)	$(0.54)	$(0.83)	$1.51	$(4.59)
Loss on discontinued operations	(0.04)	(0.15)	(0.04)	(3.15)
Cumulative effect of change in accounting principles	(0.04)	—	0.09	(0.64)

Diluted earnings (loss) per share	$(0.62)	$(0.98)	$1.56	$(8.38)

Basic shares outstanding	375	369	374	366
Diluted shares outstanding	501	369	423	370

(1)	EBIT is a non-GAAP financial measure. EBIT consists of Operating loss, plus Earnings (losses) from unconsolidated investments, less Accumulated distributions associated with trust preferred securities, Other income and expense, net, Loss on discontinued operations and Cumulative effect of change in accounting principles. We use EBIT to measure the operating results of our business segments before taking into account interest and taxes, which are generally accounted for across the enterprise on a consolidated basis. EBIT should not be used in lieu of GAAP measures such as net income and cash flow from operations. A reconciliation of EBIT to Operating loss and Net loss for the periods presented is included below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Operating loss	$(132)	$(207)	$(218)	$(1,141)
Earnings (losses) from unconsolidated investments	(18)	(14)	124	(80)
Accumulated distributions associated with trust preferred securities	—	(2)	(8)	(12)
Other income and expense, net	8	(24)	28	(95)
Loss on discontinued operations, pre-tax	(12)	(108)	(28)	(1,503)
Cumulative effect of change in accounting principles, pre-tax	(23)	—	64	(234)

Loss before interest and taxes	(177)	(355)	(38)	(3,065)
Interest expense	(145)	(84)	(509)	(297)
Income tax benefit on continuing operations	89	107	198	276
Income tax benefit (expense) on discontinued operations	(1)	54	9	349
Income tax benefit (expense) on cumulative effect of change in accounting principles	8	—	(24)	—

Net loss	$(226)	$(278)	$(364)	$(2,737)

(2)	See “Reported Unaudited Basic and Diluted Earnings (Loss) Per Share From Continuing Operations” for a reconciliation of basic earnings (loss) per share from continuing operations to diluted earnings (loss) per share from continuing operations.

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DYNEGY INC.

REPORTED UNAUDITED BASIC AND DILUTED EARNINGS (LOSS)

PER SHARE FROM CONTINUING OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Loss from continuing operations	$(198)	$(224)	$(385)	$(1,349)
Convertible preferred stock gain (dividends)	(5)	(82)	1,013	(330)

Income (loss) from continuing operations for basic earnings per share	(203)	(306)	628	(1,679)
Effect of dilutive securities:
Interest on convertible subordinated debentures	2	—	3	—
Dividends on Series C convertible preferred stock	5	—	8	—

Income (loss) from continuing operations for diluted earnings per share	$(196)	$(306)	$639	$(1,679)

Basic weighted-average shares	375	369	374	366
Effect of dilutive securities:
Stock options	2	—	2	4
Convertible subordinated debentures	55	—	20	—
Series C convertible preferred stock	69	—	27	—

Diluted weighted-average shares (1)	501	369	423	370

(Income) loss per share from continuing operations
Basic	$(0.54)	$(0.83)	$1.68	$(4.59)

Diluted (2)	$(0.54)	$(0.83)	$1.51	$(4.59)

(1)	The diluted shares do not include the effect of the preferential conversion to Class B common stock of the Series B Mandatorily Convertible Redeemable Preferred Stock previously held by a ChevronTexaco subsidiary, as such inclusion would be anti-dilutive.

(2)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three and twelve months ended December 31, 2002 and the three months ended December 31, 2003.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(Unaudited) (In Millions)

	Three Months Ended December 31, 2003
	GEN	NGL	REG	CRM	Other	Total
Generation	$18					$18
Natural Gas Liquids
Upstream		$22				22
Downstream		27				27
Regulated Energy Delivery			$(109)			(109)
Customer Risk Management				$(37)		(37)
Other					$(53)	(53)

Operating income (loss)	18	49	(109)	(37)	(53)	$(132)
Losses from unconsolidated investments	(7)	(9)	—	(2)	—	(18)
Other items, net	—	(5)	—	4	9	8
Income (loss) on discontinued operations, pre-tax	—	1	(3)	(13)	3	(12)
Cumulative effect of change in accounting principles	(23)	—	—	—	—	(23)

Earnings (loss) before interest and taxes (1)	$(12)	$36	$(112)	$(48)	$(41)	$(177)
Interest expense						(145)

Pre-tax loss						(322)
Income tax benefit						96

Net loss						$(226)

	Three Months Ended December 31, 2002
	GEN	NGL	REG	CRM	Other	Total
Generation	$(25)					$(25)
Natural Gas Liquids
Upstream		$(13)				(13)
Downstream		7				7
Regulated Energy Delivery			$(11)			(11)
Customer Risk Management				$(165)		(165)
Other					$—	—

Operating loss	(25)	(6)	(11)	(165)	—	$(207)
Earnings (losses) from unconsolidated investments	(21)	4	(1)	4	—	(14)
Other items, net	9	(14)	(1)	(20)	—	(26)
Loss on discontinued operations, pre-tax	—	(29)	(12)	(28)	(39)	(108)

Loss before interest and taxes (1)	$(37)	$(45)	$(25)	$(209)	$(39)	$(355)
Interest expense						(84)

Pre-tax loss						(439)
Income tax benefit						161

Net loss						$(278)

(1)	See Note (1) to Reported Unaudited Condensed Consolidated Statements of Operations. EBIT data for the various segments consists of Operating income (loss) plus Earnings (losses) from unconsolidated investments; Other items, net; Income (loss) on discontinued operations; and Cumulative effect of change in accounting principles. We use EBIT to measure the operating results of our business segments before taking into account interest and taxes, which are generally accounted for across the enterprise on a consolidated basis. EBIT should not be used in lieu of GAAP measures such as net income and cash flow from operations.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(Unaudited) (In Millions)

	Twelve Months Ended December 31, 2003
	GEN	NGL	REG	CRM	Other	Total
Generation	$194					$194
Natural Gas Liquids
Upstream		$108				108
Downstream		62				62
Regulated Energy Delivery			$49			49
Customer Risk Management				$(385)		(385)
Other					$(246)	(246)

Operating income (loss)	194	170	49	(385)	(246)	$(218)
Earnings (losses) from unconsolidated investments	128	(2)	—	(2)	—	124
Other items, net	4	(17)	—	31	2	20
Income (loss) on discontinued operations, pre-tax	—	(2)	(3)	(30)	7	(28)
Cumulative effect of change in accounting principles	24	—	(3)	43	—	64

Earnings (loss) before interest and taxes (1)	$350	$149	$43	$(343)	$(237)	$(38)
Interest expense						(509)

Pre-tax loss						(547)
Income tax benefit						183

Net loss						$(364)

	Twelve Months Ended December 31, 2002
	GEN	NGL	REG	CRM	Other	Total
Generation	$(401)					$(401)
Natural Gas Liquids
Upstream		$18				18
Downstream		59				59
Regulated Energy Delivery			$157			157
Customer Risk Management				$(974)		(974)
Other					$—	—

Operating income (loss)	(401)	77	157	(974)	—	$(1,141)
Earnings (losses) from unconsolidated investments	(71)	14	(2)	(21)	—	(80)
Other items, net	(20)	(34)	(4)	(49)	—	(107)
Loss on discontinued operations, pre-tax	—	(37)	(561)	(51)	(854)	(1,503)
Cumulative effect of change in accounting principle	—	—	—	—	(234)	(234)

Earnings (loss) before interest and taxes (1)	$(492)	$20	$(410)	$(1,095)	$(1,088)	$(3,065)
Interest expense						(297)

Pre-tax loss						(3,362)
Income tax benefit						625

Net loss						$(2,737)

(1)	See Note (1) to Reported Unaudited Condensed Consolidated Statements of Operations. EBIT data for the various segments consists of Operating income (loss) plus Earnings (losses) from unconsolidated investments; Other items, net; Income (loss) on discontinued operations; and Cumulative effect of change in accounting principles. We use EBIT to measure the operating results of our business segments before taking into account interest and taxes, which are generally accounted for across the enterprise on a consolidated basis. EBIT should not be used in lieu of GAAP measures such as net income and cash flow from operations.

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DYNEGY INC.

SIGNIFICANT ITEMS

(Unaudited) (In Millions)

	Three Months Ended December 31, 2003
	GEN	NGL	REG	CRM	Other	Total
Impairment of goodwill (1)	$—	$—	$(153)	$—	$—	$(153)
Batesville settlement (2)	—	—	—	(34)	—	(34)
Impairment of generation investments (3)	(26)	—	—	—	—	(26)
West Coast Power goodwill impairment (4)	(20)	—	—	—	—	(20)
Discontinued operations (5)	—	1	(3)	(13)	3	(12)
Impairment of fractionator investment (6)	—	(12)	—	—	—	(12)
Gain on sale of Hackberry LNG (7)	—	15	—	—	—	15
Taxes (8)	(1)	—	—	—	34	33
Cumulative effect of change in accounting principles (9)	(23)	—	—	—	—	(23)

Total	$(70)	$4	$(156)	$(47)	$37	$(232)

	Three Months Ended December 31, 2002
	GEN	NGL	REG	CRM	Other	Total
Restructuring costs (10)	$(38)	$(15)	$(17)	$(56)	$—	$(126)
Discontinued operations (11)	—	(29)	(12)	(28)	(39)	(108)
Impairment of generation equity earnings (12)	(50)	—	—	—	—	(50)
Tolling settlements (13)	—	—	—	(25)	—	(25)
Illinois Power amortization expense (14)	—	—	(23)	—	—	(23)
ChevronTexaco contract settlement (15)	—	—	—	(22)	—	(22)
Other (16)	(15)	(1)	—	(9)	—	(25)

Total	$(103)	$(45)	$(52)	$(140)	$(39)	$(379)

(1)	We recognized a pre-tax charge of approximately $153 million ($153 million after-tax) for the impairment of goodwill associated with our REG segment. This charge is included in Impairment and other charges.

(2)	We recognized a pre-tax charge of approximately $34 million ($22 million after-tax) related to the previously announced termination of the Batesville tolling arrangement with a subsidiary of Dominion Resources. This charge is included in Cost of sales.

(3)	We recognized a pre-tax charge of approximately $26 million ($16 million after-tax) related to the impairments of our investments in certain domestic and foreign generation assets. These charges are included in Earnings (losses) from unconsolidated investments.

(4)	We recognized a pre-tax charge of approximately $20 million ($13 million after-tax) related to our share of an impairment of goodwill recorded by West Coast Power, a joint venture with NRG Energy. This charge, which represents our 50% net portion, is included in Earnings (losses) from unconsolidated investments.

(5)	We recognized a pre-tax loss of approximately $12 million ($13 million after-tax) related to discontinued operations. This loss consists primarily of a $13 million pre-tax loss ($8 million after-tax) from our UK CRM business and a $3 million pre-tax loss ($2 million after-tax) associated with NNG. These losses are offset by a $3 million pre-tax gain ($4 million after-tax expense) from our global communications business and a $1 million pre-tax gain ($1 million after-tax) associated with our global liquids business.

(6)	We recognized a pre-tax charge of approximately $12 million ($8 million after-tax) related to the impairment of our investment in a fractionator located in the Texas Gulf Coast region. This charge is included in Earnings (losses) from unconsolidated investments.

(7)	We recognized a pre-tax gain of approximately $15 million ($10 million after-tax) related to the sale of our interest in Hackberry LNG Terminal LLC and associated project development milestones. This gain is included in Gain (loss) on sale of assets.

(8)	We recognized an income tax benefit of approximately $33 million primarily related to the release of a deferred tax capital gains valuation allowance. A benefit of $38 million is included in Income tax benefit and the offsetting $5 million charge is included in Loss on discontinued operations.

(9)	We adopted the provisions of FIN 46 and recognized a pre-tax charge of $23 million ($15 million after-tax). As required by the standard, certain aspects of FIN 46 will be adopted in the first quarter 2004.

(10)	We recognized a pre-tax charge of approximately $126 million ($82 million after-tax) for severance benefits and other restructuring charges for approximately 780 employees, including members of senior management, as part of our exit from the third-party marketing and trading business. This charge, which was allocated to our reporting segments in accordance with our usual accounting methods, was included in Depreciation and Amortization ($17 million pre-tax) and Impairment and other charges ($109 million pre-tax).

(11)	We recognized a pre-tax loss of approximately $108 million ($54 million after-tax) related to discontinued operations. This loss consists primarily of a $28 million pre-tax loss ($33 million after-tax) from our UK CRM business; a $12 million pre-tax loss ($6 million after-tax gain) associated with NNG; a $29 million pre-tax loss ($24 million after-tax) associated with our global liquids business; and a $39 million pre-tax loss ($3 million after-tax) from our global communications business.

(12)	We recognized a pre-tax charge of $50 million ($33 million after-tax) related to our share of a reserve taken by West Coast Power for an increase its allowance for doubtful accounts. This charge, which represents our 50% net portion, is included in Earnings (losses) from unconsolidated investments.

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(13)	We recognized a pre-tax charge of $25 million ($16 million after-tax) related to the cash settlement of certain tolling agreements associated with our decision to exit third-party risk management aspects of the marketing and trading business. This amount is included in Revenues.

(14)	We recognized a pre-tax charge of $23 million ($15 million after-tax) associated with accelerated regulatory asset amortization at Illinois Power. This amount is included in Depreciation and Amortization.

(15)	We recognized a pre-tax charge of $22 million ($15 million after-tax) related to the cancellation of our natural gas purchases and sales contract with ChevronTexaco. This amount is included in Other income and expense, net.

(16)	We recognized a pre-tax charge of $14 million ($9 million after-tax) associated with the impairment of a generation turbine and included this charge in Impairments and other charges. We recognized a pre-tax charge of $7 million ($5 million after-tax) related to the sale of our Canadian physical gas business to Seminole and included this charge in Gain (loss) on sale of assets. We recognized a pre-tax charge of $4 million ($3 million after-tax) related to our settlement with the CFTC and included this charge in Other income and expense, net.

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DYNEGY INC.

SIGNIFICANT ITEMS

(Unaudited) (In Millions)

	Twelve Months Ended December 31, 2003
	GEN	NGL	REG	CRM	Other	Total
Impairment of goodwill (1)	$—	$—	$(153)	$—	$—	$(153)
Southern settlement (2)	—	—	—	(133)	—	(133)
Sithe power tolling contract (3)	—	—	—	(121)	—	(121)
Legal reserves (4)	—	—	—	—	(50)	(50)
Batesville settlement (5)	—	—	—	(34)	—	(34)
Kroger settlement (6)	—	—	—	(30)	—	(30)
Acceleration of financing costs (7)	—	—	—	—	(24)	(24)
Impairment of generation investments (8)	(26)	—	—	—	—	(26)
West Coast Power goodwill impairment (9)	(20)	—	—	—	—	(20)
Discontinued operations (10)	—	(2)	(3)	(30)	7	(28)
Impairment of fractionator investment (11)	—	(12)	—	—	—	(12)
Taxes (12)	(1)	—	—	—	34	33
Gain on sale of Hackberry LNG (13)	—	25	—	2	—	27
Cumulative effect of changes in accounting principles (14)	24	—	(3)	43	—	64

Total	$(23)	$11	$(159)	$(303)	$(33)	$(507)

	Twelve Months Ended December 31, 2002
	GEN	NGL	REG	CRM	Other	Total
Discontinued operations (15)	$—	$(37)	$(561)	$(51)	$(854)	$(1,503)
Impairment of goodwill (16)	(549)	—	—	(348)	—	(897)
Restructuring costs (17)	(42)	(19)	(23)	(73)	—	(157)
Impairment of generation investments (18)	(144)	—	—	—	—	(144)
Generation equity earnings (19)	(50)	—	—	—	—	(50)
Impairment of technology investments (20)	(5)	(4)	(2)	(20)	—	(31)
Tolling settlements (21)	—	—	—	(25)	—	(25)
Illinois Power amortization expense (22)	—	—	(23)	—	—	(23)
ChevronTexaco contract settlement (23)	—	—	—	(22)	—	(22)
Enron settlement (24)	(6)	(4)	(2)	(9)	—	(21)
Other (25)	(23)	(3)	(1)	(37)	—	(64)
Cumulative effect of change in accounting principles (26)	—	—	—	—	(234)	(234)

Total	$(819)	$(67)	$(612)	$(585)	$(1,088)	$(3,171)

(1)	We recognized a pre-tax charge of approximately $153 million ($153 million after-tax) for the impairment of goodwill associated with our REG segment. This charge is included in Impairment and other charges.

(2)	We recognized a pre-tax charge of approximately $133 million ($84 million after-tax) related to the settlement of three power tolling arrangements with Southern Power Company for $155 million. This charge is included in Cost of sales.

(3)	We recognized a pre-tax charge of approximately $121 million ($76 million after-tax) related to a mark-to-market loss incurred during the twelve months on contracts associated with the Sithe Independence power tolling arrangement. This charge is included in Revenues.

(4)	We recognized a pre-tax charge of approximately $50 million ($32 million after-tax) for a second quarter 2003 legal reserve. This charge is included in General and administrative expenses.

(5)	We recognized a pre-tax charge of approximately $34 million ($22 million after-tax) related to the previously announced termination of the Batesville tolling arrangement with a subsidiary of Dominion Resources. This charge is included in Cost of sales.

(6)	We recognized a pre-tax charge of approximately $30 million ($19 million after-tax) for an agreement reached with the Kroger Company related to four power supply agreements. The charge is included in Revenues.

(7)	We recognized a pre-tax charge of approximately $20 million ($13 million after-tax) related to the acceleration of unamortized financing costs and the settlement value of the associated interest rate hedge instruments as part of our August and October 2003 refinancings and a pre-tax charge of approximately $4 million ($3 million after-tax) related to the acceleration of unamortized financing costs as part of our early payment in April 2003 of the Renaissance and Rolling Hills credit facility. These charges are included in Interest expense.

(8)	We recognized a pre-tax charge of approximately $26 million ($16 million after-tax) related to the impairments of our investments in certain domestic and foreign generation assets. These charges are included in Earnings (losses) from unconsolidated investments.

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(9)	We recognized a pre-tax charge of approximately $20 million ($13 million after-tax) related to our share of a goodwill impairment recorded by West Coast Power, a joint venture with NRG Energy. This charge, which represents our 50% net portion, is included in Earnings (losses) from unconsolidated investments.

(10)	We recognized a pre-tax loss of approximately $28 million ($19 million after-tax) related to discontinued operations. This loss consists primarily of a $30 million pre-tax loss ($20 million after-tax) from our UK CRM business; a $3 million pre-tax loss ($2 million after-tax) associated with NNG; and a $2 million pre-tax loss ($2 million after-tax) associated with our global liquids business. These losses are offset by a $7 million pre-tax gain ($5 million after-tax) from our global communications business.

(11)	We recognized a pre-tax charge of approximately $12 million ($8 million after-tax) related to the impairment of our investment in a fractionator located in the Texas Gulf Coast region. This charge is included in Earnings (losses) from unconsolidated investments.

(12)	We recognized an income tax benefit of approximately $33 million primarily related to the release of a deferred tax capital gains valuation allowance. A benefit of $38 million is included in Income tax benefit and the offsetting $5 million charge is included in Loss on discontinued operations.

(13)	We recognized a pre-tax gain of approximately $27 million ($18 million after-tax) on the sale of our interest in Hackberry LNG Terminal LLC and associated project development milestones. This gain is included in Gain (loss) on sale of assets.

(14)	We reflected the rescission of EITF Issue 98-10 effective January 1, 2003 as a cumulative effect of a change in accounting principle. The net impact was a pre-tax benefit of $33 million ($21 million after-tax). We also adopted SFAS No. 143 effective January 1, 2003, and recognized a pre-tax benefit of $54 million ($34 million after-tax) associated with its implementation. Finally, we adopted the provisions of FIN 46 and recognized a pre-tax charge of $23 million ($15 million after-tax) in the fourth quarter of 2003. As required by the standard, certain aspects of FIN 46 will be adopted in the first quarter 2004.

(15)	We recognized a pre-tax loss of approximately $1,503 million ($1,154 million after-tax) related to discontinued operations. This loss consists primarily of a $51 million pre-tax loss ($49 million after-tax) from our UK CRM business; a $561 million pre-tax loss ($538 million after-tax) associated with NNG; a $37 million pre-tax loss ($29 million after-tax) associated with our global liquids business; and a $854 million pre-tax loss ($538 million after-tax) from our global communications business. Included in the loss on discontinued operations is $635 million in charges related to the impairment of communications assets, $49 million in charges related to the impairment of technology investments, and a $599 million loss on the sale of Northern Natural.

(16)	We recognized a pre-tax charge of approximately $897 million ($897 million after-tax) for the impairment of goodwill associated with our GEN and CRM segments. These charges are included in Impairment and other charges.

(17)	We recognized a pre-tax charge of approximately $157 million ($101 million after-tax) for severance benefits and other restructuring costs for approximately 1,105 employees, including our former Chief Executive Officer and Chief Financial Officer. This charge, which has been allocated to our reporting segments in accordance with our usual accounting methods, was recorded to Depreciation and Amortization ($17 million pre-tax) and Impairment and other charges ($140 million pre-tax).

(18)	We recognized a pre-tax charge of approximately $144 million ($94 million after-tax) for the impairment of certain generation investments. These charges are included in Earnings (losses) from unconsolidated investments.

(19)	We recognized a pre-tax charge of $50 million ($33 million after-tax) related to our share of a reserve taken by West Coast Power for an increase its allowance for doubtful accounts. This amount is included in Earnings (losses) from unconsolidated investments.

(20)	We recognized pre-tax charges of approximately $31 million ($20 million after-tax) for the impairment of certain technology investments. These charges, which were allocated to our reporting segments in accordance with our usual accounting methods, are included in Earnings (losses) from unconsolidated investments.

(21)	We recognized a pre-tax charge of $25 million ($16 million after-tax) related to the cash settlement of certain tolling agreements associated with our decision to exit third-party risk management aspects of the marketing and trading business. This amount is included in Revenues.

(22)	We recognized a pre-tax charge of $23 million ($15 million after-tax) associated with accelerated regulatory asset amortization at Illinois Power. This amount is included in Depreciation and Amortization.

(23)	We recognized a pre-tax charge of $22 million ($15 million after-tax) related to the cancellation of our natural gas purchases and sales contract with ChevronTexaco. This amount is included in Other income and expense, net.

(24)	We recognized a pre-tax charge of approximately $21 million ($14 million after-tax) related to the settlement of a lawsuit with Enron over our failed merger. This amount is included in Other income and expense, net.

(25)	We recognized the following charges in Impairment and other charges: 1) a pre-tax charge of $25 million ($16 million after-tax) related to the write-off of our investment in Dynegydirect; 2) a pre-tax charge of $14 million ($9 million after-tax) associated with the impairment of a generation turbine; 3) a pre-tax charge of $6 million ($4 million after-tax) related to charges associated with fees related to a voluntary action that we took that altered the accounting for certain lease obligations; and 4) a pre-tax charge of approximately $5 million ($3 million after-tax) related to information technology equipment write-offs. We recognized a pre-tax charge of $7 million ($5 million after-tax) related to the sale of our Canadian physical gas business to Seminole and included this charge in Gain (loss) on sale of assets. We recognized a pre-tax charge of $4 million ($3 million after-tax) related to our settlement with the CFTC and a pre-tax charge of $3 million ($2 million after-tax) related to our settlement with the SEC. These charges are included in Other income and expense, net.

(26)	We adopted SFAS No. 142 effective January 1, 2002, and, accordingly, tested for impairment all amounts recorded as goodwill. We determined that goodwill associated with our communications business was impaired and recognized a charge of $234 million for this impairment upon the adoption of SFAS No. 142.

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DYNEGY INC.

SUMMARY CASH FLOW INFORMATION

(Unaudited) (In Millions)

	Twelve Months Ended December 31, 2003
	GEN	NGL	REG	Other	Total

Operating Cash Flow	$425	$185	$70	$195	$875

Capital Expenditures	(155)	(50)	(125)	(5)	(335)

Proceeds from Asset Sales	50	30	—	(10)	70

Free Cash Flow (1)	$320	$165	$(55)	$180	$610

(1)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of operating cash flows less capital expenditures, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to operating cash flow by segment for the period presented is included above.

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DYNEGY INC.

OPERATING DATA

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002		2003	2002
GEN
Million Megawatt Hours Generated—Gross	9.3	9.9		39.1	39.8
Million Megawatt Hours Generated—Net	8.9	9.4		37.2	37.4

Average Natural Gas Price—Henry Hub ($/Mmbtu) (1)	$5.07	$4.29		$5.28	$3.35
Average On-Peak Market Power Prices ($/Mwh):
Cinergy	$27.34	$26.14		$37.26	$26.89
Commonwealth Edison	$27.46	$25.92		$36.73	$26.45
Southern	$33.17	$29.74		$41.27	$30.10
New York—Zone G	$50.60	$52.11		$61.47	$46.36
ERCOT	$38.58	$34.77		$44.89	$29.10

NGL
Natural Gas Field Plant Processing Volumes (MBbls/d)	60.9	59.0		59.6	56.0
Natural Gas Straddle Plant Processing Volumes (MBbls/d)	25.7	34.1		25.6	35.9

Total Natural Gas Processing Volumes	86.6	93.1		85.2	91.9

Fractionation Volumes (MBbls/d)	190.4	190.0		185.3	215.2
Natural Gas Liquids Sold (MBbls/d)	331.5	437.0	(2)	311.7	498.8	(2)

Average Commodity Prices:
Crude Oil—WTI ($/Bbl)	$29.89	$28.61		$31.01	$25.75
Natural Gas Liquids ($/Gal)	$0.56	$0.47		$0.55	$0.40
Fractionation Spread ($/MMBtu)—first of the month	$1.81	$1.30		$0.87	$1.26
Fractionation Spread ($/MMBtu)—daily	$1.31	$0.98		$0.79	$1.13

REG
Electric Sales in KWH (Millions):
Residential	1,112	1,206		5,309	5,548
Commercial	1,095	1,081		4,413	4,415
Industrial	1,509	1,587		6,123	6,306
Transportation of Customer-Owned Electricity	590	582		2,382	2,505
Other	82	87		374	370

Total Electricity Delivered	4,388	4,543		18,601	19,144

Gas Sales in Therms (Millions):
Residential	99	109		337	323
Commercial	47	47		145	137
Industrial	13	19		70	80
Transportation of Customer-Owned Gas	56	53		226	233

Total Gas Delivered	215	228		778	773

Cooling Degree Days—Actual	9	35		980	1,467
Cooling Degree Days—10 year rolling average	—	—		1,214	1,246

Heating Degree Days—Actual	1,764	2,094		5,256	5,118
Heating Degree Days—10 year rolling average	1,912	1,948		4,930	5,002

(1)	Calculated as the midpoint gas price (middle of the high and low actual gas prices) that was traded on a given day during the period ended.

(2)	Includes 76.0 and 95.5 MBbls/d for the three- and twelve-month periods ended December 31, 2002, respectively, associated with the global liquids business sold in late 2002.

DYNEGY INC.

2004 GUIDANCE ESTIMATES (1)

(In Millions)

Earnings Estimates	GEN	NGL	REG	CRM	Other	Total
EBITDA (2)	$460-470	$260-270	$310-320	$(140-130)	$(130-120)	$760-810

Depreciation and Amortization	(195)	(85)	(120)	—	(35)	(435)

Interest Expense						(545)

Income Tax Benefit						60-80

Net Loss						$(140-110)

Basic EPS						$(0.37-0.29)

(1)	Estimates are provided as a guide for forecasted 2004 consolidated financial results on an as-reported GAAP basis, assuming commodity prices and volumes similar to those in 2003. Estimates do not include any restructuring charges that may be incurred in 2004, including changes relating to potential litigation or toll settlements or the impact of a potential sale of Illinois Power.

(2)	EBITDA is a non-GAAP financial measure. EBITDA data for the various segments consists of operating income (loss) plus earnings (losses) from unconsolidated investments; other items, net; income (loss) on discontinued operations; depreciation and amortization; and cumulative effect of change in accounting principles. For each segment, EBITDA less depreciation and amortization reconciles to EBIT, which we use to measure the operating results of our business segments before taking into account interest and taxes, which are generally accounted for across the enterprise on a consolidated basis. We have provided EBITDA estimates because we believe debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBIT and EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

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